EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Allison M. Allison	Carol Eichinger
	Richards/Gravelle	Home Interiors & Gifts
	214-891-5212	972-695-1269
	allison_allison@richards.com	ceichinger@homeinteriors.com

MARY-KNIGHT TYLER APPOINTED COO OF HOME INTERIORS & GIFTS, INC.

CARROLLTON, TEXAS (January 6, 2005) — Home Interiors & Gifts announces the appointment of Mary-Knight Tyler as its new chief operating officer, which was effective January 1, 2005.

     “I am thrilled to promote Mary-Knight to the position of COO,” said Mike Lohner, CEO and president of Home Interiors & Gifts.“ She upholds the company’s strong core values and has a keen sense of how to divide broad tasks into manageable parts and then execute to completion.”

     Since November 2003, Tyler served Home Interiors as its senior vice president of operations. She joined Home Interiors in July 2001 as the company’s vice president of financial services. Prior to joining Home Interiors, she served as chief financial officer of Employbridge and senior vice president of finance of Careerblazers. Tyler holds a bachelor of science degree in accounting from the University of Florida and is a C.P.A.

About Home Interiors & Gifts, Inc.
Home Interiors & Gifts, Inc., is a member of the Direct Selling Association, and markets exclusive home decorative products through non-employee, independent Decorating Consultants in the United States, Puerto Rico, Mexico and Canada. Founded in 1957, the Dallas-based company reported net sales of more than $617 million in 2003. Home Interiors & Gifts’ premium brands include Thomas Kinkade®, Boehm at Home™ and the Better Homes and Gardens™ Collection. For more information, please visit Home Interiors on the Web at www.homeinteriors.com.

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